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Exhibit 99.4

RES-CARE, INC.

OFFER TO EXCHANGE
10.75% SENIOR NOTES DUE 2019
FOR ANY AND ALL OF ITS
10.75% SENIOR NOTES DUE 2019

To Our Clients:

        Enclosed for your consideration are the Prospectus, dated April             , 2011 (the "Prospectus") and the related Letter of Transmittal (which together with the Prospectus constitute the "Exchange Offer") in connection with the offer by Res-Care, Inc., a Kentucky corporation (the "Company"), to exchange its 10.75% Senior Notes due 2019 (the "Exchange Notes") for any and all of the outstanding 10.75% Senior Notes due 2019 (the "Outstanding Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer.

        We are the Registered Holders of Outstanding Notes held for your account. An exchange of the Outstanding Notes can be made only by us as the Registered Holders and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Outstanding Notes held by us for your account. The Exchange Offer provides a procedure for holders to tender by means of guaranteed delivery.

        We request information as to whether you wish us to exchange any or all of the Outstanding Notes held by us for your account upon the terms and subject to the conditions of the Exchange Offer.

        Your attention is directed to the following:

        1.     The Exchange Notes will be issued in exchange for the Outstanding Notes in minimum denominations of $2,000 principal amount, and $1,000 integral multiple in excess of $2,000 principal amount, of Exchange Notes, for each $2,000 principal amount, and $1,000 integral multiple principal amount of Outstanding Notes. Interest on the Exchange Notes issued pursuant to the Exchange Offer will accrue from the last interest payment date on which interest was paid on the Outstanding Notes surrendered in exchange therefor or, if no interest has been paid, from the original date of issuance of the Outstanding Notes. Interest on the Exchange Notes is payable semi-annually on each January 15 and July 15, commencing on July 15, 2011. The Exchange Notes will bear interest (as do the Outstanding Notes) at a rate equal to 10.75% per annum. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) the Exchange Notes will not be subject to transfer restrictions (except as otherwise set forth herein) and (iii) certain provisions relating to additional interest on the Outstanding Notes provided for under certain circumstances will be eliminated.

        2.     Based on an interpretation by the staff of the Securities and Exchange Commission, Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, or a "broker" or "dealer" registered under the Securities Exchange Act of 1934, as amended) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See the discussion in the Prospectus under "The Exchange Offer—Purpose and effect of the exchange offer."

        3.     The Exchange Offer is not conditioned on any minimum principal amount of Outstanding Notes being tendered.

        4.     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Outstanding Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Outstanding Notes, if any of the conditions described in the Prospectus under "The Exchange Offer—Conditions to the exchange offer" exist.

        5.     Tendered Outstanding Notes may be withdrawn at any time before [5:00] p.m., New York City time, on                        , 2011 (the "Expiration Date").

        6.     Any transfer taxes applicable to the exchange of the Outstanding Notes pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in the Prospectus under "The Exchange Offer—Transfer taxes" and in Instruction 9 of the Letter of Transmittal.

        If you wish to have us tender any or all of your Outstanding Notes, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Outstanding Notes, the entire principal amount of Outstanding Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

        The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of (i) holders of the Outstanding Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable security law, and (ii) holders of Outstanding Notes who are affiliates of the Company.

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  Exhibit 99.4